Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of June 6, 2019 (this “Amendment No. 3”), is by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Administrative Agent”), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), BOOT BARN, INC., a Delaware corporation (“Boot Barn”), SHEPLERS, INC., as Kansas corporation (“Sheplers” and together with Boot Barn, each individually, a “Borrower” and, collectively, “Borrowers”), BOOT BARN HOLDINGS, INC., a Delaware corporation (“Holdings”) and SHEPLERS HOLDING CORPORATION,  a Delaware corporation (“Sheplers Holding”, and together with Holdings, each individually, a “Guarantor” and, collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Credit Agreement, dated as of June 29, 2015, by and among Administrative Agent, Lenders, Borrowers and Guarantors,  as amended by Amendment No. 1 to Credit Agreement, dated as of January 25, 2017 and Amendment No. 2 to Credit Agreement and Amendment No. 1 to Collateral Agreement, dated as of May 26, 2017 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Borrowers desire to amend certain provisions of the Credit Agreement and the Collateral Agreement as set forth herein, and Administrative Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein; and

WHEREAS, by this Amendment No. 3, Administrative Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Definitions.

Additional Definitions.  The Credit Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:

“Amendment No. 3” shall mean Amendment No. 3 to Credit Agreement, dated as of June 6, 2019, by and among Administrative Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

Amendments to Definitions.

The definition of “Anti-Corruption Laws” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Anti-Corruption Laws’ means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.”

The definition of “Base Rate” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Base Rate’ means the greatest of (a) the Federal Funds Rate plus one-half percent (0.50%), (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).”

Clause (i) of the definition of “Eligible Commercial Accounts” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘(i) Accounts with respect to which the account debtor is a Sanctioned Person or Sanctioned Entity;”

The definition of “Federal Funds Rate” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Federal Funds Rate’ means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).”

The definition of “LIBOR Rate” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘LIBOR Rate’ means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).  Each determination of the LIBOR Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.”

The definition of “Maturity Date” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Maturity Date’ means the earliest to occur of (a) June 6, 2024, or such later date, to the extent applicable, determined in accordance with Section 2.9, (b) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.5, (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a), and (d) ninety (90) days prior to the maturity date of the Term Loan Agreement.”

The definition of “Revolving Credit Commitment” set forth in the Credit Agreement is hereby amended by deleting the second to last sentence of such definition and replacing it with the following:

“The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the date of Amendment No. 3 shall be $165,000,000.”

The definition of “Sanctioned Person” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Sanctioned Person’ means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Credit Party or any of their respective Subsidiaries or Affiliates, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.”

The definition of “Sanctions” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ ‘Sanctions’ means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Credit Party or any of their respective Subsidiaries or Affiliates.”

The definitions of “LIBOR” and “Prime Rate” are each hereby deleted in its entirety.

Interpretation.  For purposes of this Amendment No. 3, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 3.

Schedule 1.1(b) to Credit Agreement.  The existing Schedule 1.1(b) to Credit Agreement (Commitments and Commitment Percentages) is hereby deleted in its entirety and replaced with the new Schedule 1.1(b) that is attached as Exhibit A to this Amendment No. 3.

Schedule 1.1(c) to Credit Agreement.  The existing Schedule 1.1(c) to Credit Agreement (Fiscal Years, Fiscal Quarters and Fiscal Months) is hereby deleted in its entirety and replaced with the new Schedule 1.1(c) that is attached as Exhibit B to this Amendment No. 3.

Accounting Terms.  Section 1.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (x) for purposes of determining compliance with any covenant (including the computation of any financial ratio) contained herein, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and any Indebtedness of Holdings and its Subsidiaries subject thereto shall be deemed to be carried at 100% of the outstanding principal amount thereof unless otherwise specified herein and (y) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as capital leases under GAAP as so revised, such change in classification of leases from operating leases to capital leases shall be ignored for purposes of determining compliance with any covenant (including the computation of any financial ratio) under this Agreement and any of the other Loan Documents (provided, any financial statements required to be delivered hereunder shall be required to be delivered in conformity with GAAP, applied on a consistent basis, as in effect from time to time together with a detailed reconciliation between calculations before and after giving effect to such change in GAAP).”

Division; Series.  Article I of the Credit Agreement is hereby amended by adding the following new Section 1.11 at the end thereof:

“SECTION 1.11  Divisions; Series.  For all purposes under the Loan Documents, if, in connection with any division or plan of division with respect to a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws) or an allocation of assets to a series of a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) any asset, right obligation or liability of any Person becomes the asset, right obligation or liability of a different Person, then such transaction shall constitute a “transfer” (as used in the definition of “Asset Disposition” contained herein) from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its Equity Interests on the first date of its existence; provided, however, that any Asset Disposition, permitted pursuant to Sections 8.13, 9.4 and 9.5 shall also be permitted as a result of (x) a division of an LLC or (y) an allocation of assets to a series of a limited liability company, each as referred to in Section 1.11, to the extent such Asset Disposition is otherwise permitted pursuant to such Sections.

Letter of Credit Fee.  Section 3.1(l)(i) of the Credit Agreement is hereby amended by deleting the reference therein to “due and payable on the first day” and replacing it with “due and payable on the first Business Day”.

Increase in Commitments.  Section 5.13(a)(i)(iii) of the Credit Agreement is hereby amended by deleting the reference to “$150,000,000” contained therein and replacing it with “$180,000,000”.

Effect of Benchmark Transition Event.  Article V of the Credit Agreement is hereby amended by adding a new Section 5.16 to the end thereof as follows:

“SECTION 5.16 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has provided notice to all Lenders of such proposed amendment so long as Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 5.16 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Agent shall have the right to make Benchmark Replacement

Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any Benchmark Replacement Conforming Changes will become effective without any further action or the consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 5.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.16.

(d) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may, upon notice to Agent not less than twenty-four (24) hours prior to the date that such LIBOR Rate Loan is to be made or converted or continued, revoke any request for a borrowing of a LIBOR Rate Loan or, conversion to or continuation of a LIBOR Rate Loan to be made, converted or continued during any Benchmark Unavailability Period, provided, that, in the event that Administrative Borrower does not revoke such request or does not revoke such request in the time or manner required, any such request shall be deemed to be a request for a borrowing of, or conversion to, a Base Rate Loan. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(e) Certain Defined Terms. As used in this Section 5.16:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or

(ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational amendments to any Loan Document (including amendments to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent determines are appropriate or desirable to reflect the use of such Benchmark Replacement and to permit the administration thereof by Agent in accordance with its practices and procedures.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that is providing the LIBOR Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is less than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent by notice to Administrative Borrower and Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 5.16 and (b) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to this Section 5.16.

“Early Opt-in Election” means the election by Agent, at its option, to seek an amendment to this Agreement to use a new benchmark interest rate to replace the LIBOR Rate based on a determination by Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include terms similar to the terms of this Section 5.16 are being executed or amended, as applicable, to use a new benchmark interest rate to replace the LIBOR Rate or such other events or conditions as Agent may determine.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Section 7.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 7.20 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  No Credit Party or any of its Subsidiaries is in violation of any Sanctions.  No Credit Party nor any of its Subsidiaries nor, to the knowledge of such Credit Party, any director, officer, employee, agent or Affiliate of such Credit Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Credit Parties and its Subsidiaries, and to the knowledge of each such Credit Party, each director, officer, employee, agent and Affiliate of each such Credit Party and each such Subsidiary, is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws, Anti-Money Laundering Laws and state laws relating to “know your customer”.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Bank Product Provider, Lender or other Person party to the Loan

Documents or any agreement entered into in connection with Bank Products).”

Patriot Act.  Article VII of the Credit Agreement is hereby amended by adding a new Section 7.27 to the end thereof as follows:

“SECTION 7.27 Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).”

Additional Domestic Subsidiaries.  Section 8.13(a) of the Credit Agreement is hereby amended by adding the following after the reference to “Promptly after the creation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary)”:  “or after the division of any Subsidiary that is a Delaware limited liability company in accordance with the terms of this Agreement”.

Use of Proceeds.  Section 8.14(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b) No Borrower will request any Extension of Credit, and no Borrower shall use, directly or, to such Borrower’s knowledge after due care and inquiry, indirectly, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or, to such Subsidiary’s knowledge after due care and inquiry, indirectly, the proceeds of any Extension of Credit (i) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.”

OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Section 8.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 8.15 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Each Credit Party will, and will cause each of its Subsidiaries to comply (i) with all applicable Sanctions, and (ii) in all material respects, with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.”

Fundamental Changes.  The lead-in paragraph to Section 9.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 9.4.  Fundamental Changes.  Merge, consolidate or enter into any similar combination with, or subject to Section 1.11, permit a division of any limited liability company, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person (and any division of a limited liability company will be deemed to be an Asset Disposition for purposes of this Section 9.4 and Section 9.5) or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:”

Patriot Act; Due Diligence.  Section 12.18 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 12.18 Patriot Act; Due Diligence.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.  In addition, Administrative Agent and each Lender shall have the right to periodically conduct due diligence on all Credit Parties, their senior management and key principals and legal and beneficial owners.  Each Credit Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Administrative Agent shall constitute Secured Party Expenses hereunder and be for the account of Borrowers.”

Amendment Fee.  In consideration of the amendments set forth herein, Borrowers shall on the date hereof, pay to Administrative Agent, for the account of Lenders, or Administrative Agent, at its option, may charge the loan account of Borrowers maintained by Administrative Agent, an amendment fee in the amount of $161,250, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.

Representations and Warranties.  Each Borrower and each Guarantor represents and warrants with and to Administrative Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof:

no Default or Event of Default has occurred and is continuing as of the date of this Amendment No. 3;

this Amendment No. 3 and each other agreement to be executed and delivered by Borrowers and Guarantors in connection herewith (collectively, together with this Amendment No. 3, the “Amendment Documents”) has been duly executed and delivered and authorized by all necessary corporate action on the part of each Borrower and each Guarantor which is a party hereto, and the agreements and obligations of each Borrower and each Guarantor contained herein and therein constitute legal, valid and binding obligations of each Borrower and each Guarantor, enforceable against each Borrower and each Guarantor in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the availability of equitable remedies;

the execution, delivery and performance of each Amendment Document i) are all within each Borrower’s and each Guarantor’s corporate powers, ii) do not violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where such violation could reasonably be expected to have a Material Adverse Effect, (iii) do not contravene the terms of any Borrower’s or any Guarantor’s certificate or articles of incorporation of formation, by laws or other organizational documentation, and (iv) do not conflict with, result in a breach of or cause a default under any Material Contract to which any

Borrower or any Guarantor is a party which could reasonably be expected to have a Material Adverse Effect; and

all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent:

Administrative Agent shall have received counterparts of this Amendment No. 3, duly authorized, executed and delivered by Borrowers, Guarantors and the Lenders;

Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Consent to, Reaffirmation of and First Amendment to Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent, Term Loan Lenders, Borrowers and Guarantors;

Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the amendment to the Term Loan Agreement, duly authorized, executed and delivered by Term Loan Agent, Term Loan Lenders, Borrowers and Guarantors;

Administrative Agent shall have received in immediately available funds (or Administrative Agent has charged the loan account of Borrowers) the full amount of the fee referred to in Section 16 hereof;

Administrative Agent shall have received internal Flood Disaster Prevention Act approval; and

no Default or Event of Default shall have occurred and be continuing, as of the date of this Amendment No. 3.

Effect of this Amendment.  Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrower shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 3 or with respect to the subject matter of this Amendment No. 3.  To the extent of conflict between the terms of this Amendment No. 3 and the other Loan Documents, the terms of this Amendment No. 3 shall control.  The Credit Agreement and this Amendment No. 3 shall be read and construed as one agreement.

Governing Law.  The validity, interpretation and enforcement of this Amendment No. 3 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

Binding Effect.  This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns permitted pursuant to Section 12.9 of the

Credit Agreement.

Entire Agreement.  This Amendment No. 3 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

Counterparts.  This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission (including by pdf e-mail transmission) shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3.  Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission (including by pdf e-mail transmission) shall also deliver an original executed counterpart of this Amendment No. 3, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 3.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Peter Foley
Name:	Peter Foley
Title:	Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Jason Beyerlein
Name:	Jason Beyerlein
Title:	Authorized Signatory

BORROWERS

BOOT BARN, INC.

		By:	/s/ Greg Hackman
		Name:	Greg Hackman
		Title:	Chief Financial Officer and Secretary

SHEPLERS, INC.

		By:	/s/ Greg Hackman
		Name:	Greg Hackman
		Title:	Chief Financial Officer and Secretary

GUARANTORS

BOOT BARN HOLDINGS, INC.

		By:	/s/ Greg Hackman
		Name:	Greg Hackman
		Title:	Chief Financial Officer and Secretary

SHEPLERS HOLDING CORPORATION

		By:	/s/ Greg Hackman
		Name:	Greg Hackman
		Title:	Chief Financial Officer and Secretary

[Signature Page to Amendment No. 3 (Boot Barn)]

Exhibit A to

Amendment No. 3 to Credit Agreement

See attached

SCHEDULE 1.1(b)

COMMITMENTS AND COMMITMENT PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$118,800,000	72%
JP Morgan Chase Bank, N.A.	$46,200,000	28%

Total	$165,000,000	100%

Exhibit B to

Amendment No. 3 to Credit Agreement

See attached

SCHEDULE 1.1(c)

Fiscal Quarter and Fiscal Year End Dates

	FY-16	FY-17	FY-18	FY-19	FY-20	FY-21	FY-22	FY-23	FY-24

1st Quarter	6/27/2015	6/25/2016	7/1/2017	6/30/2018	6/29/2019	6/27/2020	6/26/2021	6/25/2022	7/1/2023
2nd Quarter	9/26/2015	9/24/2016	9/30/2017	9/29/2018	9/28/2019	9/26/2020	9/25/2021	9/24/2022	9/30/2023
3rd Quarter	12/26/2015	12/24/2016	12/30/2017	12/29/2018	12/28/2019	12/26/2020	12/25/2021	12/24/2022	12/30/2023
4th Quarter	3/26/2016	4/1/2017	3/31/2018	3/30/2019	3/28/2020	3/27/2021	3/26/2022	4/1/2023	3/30/2024

Fiscal Month End Dates

	FY-16	FY-17	FY-18	FY-19	FY-20	FY-21	FY-22	FY-23	FY-24
Apr	4/25/2015	4/23/2016	4/29/2017	4/28/2018	4/27/2019	4/25/2020	4/24/2021	4/23/2022	4/29/2023
May	5/23/2015	5/21/2016	5/27/2017	5/26/2018	5/25/2019	5/23/2020	5/22/2021	5/21/2022	5/27/2023
Jun	6/27/2015	6/25/2016	7/1/2017	6/30/2018	6/29/2019	6/27/2020	6/26/2021	6/25/2022	7/1/2023
Jul	7/25/2015	7/23/2016	7/29/2017	7/28/2018	7/27/2019	7/25/2020	7/24/2021	7/23/2022	7/29/2023
Aug	8/22/2015	8/20/2016	8/26/2017	8/25/2018	8/24/2019	8/22/2020	8/21/2021	8/20/2022	8/26/2023
Sep	9/26/2015	9/24/2016	9/30/2017	9/29/2018	9/28/2019	9/26/2020	9/25/2021	9/24/2022	9/30/2023
Oct	10/24/2015	10/22/2016	10/28/2017	10/27/2018	10/26/2019	10/24/2020	10/23/2021	10/22/2022	10/28/2023
Nov	11/21/2015	11/19/2016	11/25/2017	11/24/2018	11/23/2019	11/21/2020	11/20/2021	11/19/2022	11/25/2023
Dec	12/26/2015	12/24/2016	12/30/2017	12/29/2018	12/28/2019	12/26/2020	12/25/2021	12/24/2022	12/30/2023
Jan	1/23/2016	1/21/2017	1/27/2018	1/26/2019	1/25/2020	1/23/2021	1/22/2022	1/21/2023	1/27/2024
Feb	2/20/2016	2/18/2017	2/24/2018	2/23/2019	2/22/2020	2/20/2021	2/19/2022	2/18/2023	2/24/2024
Mar	3/26/2016	4/1/2017	3/31/2018	3/30/2019	3/28/2020	3/27/2021	3/26/2022	4/1/2023	3/30/2024